Exhibit 3.4

EXECUTION VERSION

AMENDMENT NO. 4 TO

FIRST AMENDED AND RESTATED

AGREEMENT OF LIMITED PARTNERSHIP

OF

ACCESS MIDSTREAM PARTNERS, L.P.

This AMENDMENT NO. 4 (this “Amendment”) TO THE FIRST AMENDED AND RESTATED AGREEMENT OF LIMITED PARTNERSHIP OF ACCESS MIDSTREAM PARTNERS, L.P., A DELAWARE LIMITED PARTNERSHIP (the “Partnership”), is effective as of February 2, 2015, by WPZ GP LLC (f/k/a Access Midstream Partners GP, L.L.C.), a Delaware limited liability company (the “General Partner”), as general partner of the Partnership. Capitalized terms used but not defined herein are used as defined in the Partnership Agreement (as defined below).

WHEREAS, the General Partner and the Limited Partners of the Partnership entered into that certain First Amended and Restated Agreement of Limited Partnership of the Partnership dated as of August 3, 2010, that certain Amendment No. 1 to the First Amended and Restated Agreement of Limited Partnership of the Partnership dated as of July 24, 2012, that certain Amendment No. 2 to the First Amended and Restated Agreement of Limited Partnership of the Partnership dated as of December 20, 2012, and that certain Amendment No. 3 to the First Amended and Restated Agreement of Limited Partnership of the Partnership dated as of January 29, 2014 (collectively, the “Partnership Agreement”);

WHEREAS, Section 13.1(a) of the Partnership Agreement provides that the General Partner may amend any provision of the Partnership Agreement, without the approval of any Partner, to reflect a change in the name of the Partnership;

WHEREAS, Section 2.2 of the Partnership Agreement provides that the name of the Partnership and the General Partner may be changed from time to time by notice to the Limited Partners;

WHEREAS, Section 2.3 of the Partnership Agreement provides that the address of the Partnership may be changed at any time and from time to time at the discretion of the General Partner; and

WHEREAS, the General Partner has determined that it is necessary and appropriate to amend the Partnership Agreement to change (i) the name of the Partnership to “Williams Partners L.P.” and (ii) the address of the General Partner and the Partnership.

NOW, THEREFORE, the General Partner does hereby amend the Partnership Agreement as follows:

A. Amendment. The Partnership Agreement is hereby amended as follows:

1. Section 1.1 is hereby amended to amend and restate the following definitions in the appropriate alphabetical order:

“General Partner” means WPZ GP LLC, a Delaware limited liability company, and its successors and permitted assigns that are admitted to the Partnership as general partner of the Partnership, in its capacity as general partner of the Partnership (except as the context otherwise requires).

“Partnership” means Williams Partners L.P., a Delaware limited partnership.

All references contained in the Partnership Agreement to Access Midstream Partners GP, L.L.C. mean WPZ GP LLC, and all references in the Partnership Agreement to Access Midstream Partners, L.P. mean Williams Partners L.P.

2. The Partnership Agreement is hereby amended by deleting Section 2.3 thereof in its entirety and inserting the following in lieu thereof:

“Section 2.3 Registered Office; Registered Agent; Principal Office; Other Offices. Unless and until changed by the General Partner, the registered office of the Partnership in the State of Delaware shall be located at 1209 Orange Street, Wilmington Delaware 19801, and the registered agent for service of process on the Partnership in the State of Delaware at such registered office shall be Corporation Trust Company. The principal office of the Partnership shall be located at One Williams Center, Tulsa Oklahoma 74172-0172, or such other place as the General Partner may from time to time designate by notice to the Limited Partners. The Partnership may maintain offices at such other place or places within or outside the State of Delaware as the General Partner determines to be necessary or appropriate. The address of the General Partner shall be One Williams Center, Tulsa Oklahoma 74172-0172, or such other place as the General Partner may from time to time designate by notice to the Limited Partners.”

B. Agreement in Effect. Except as hereby amended, the Partnership Agreement shall remain in full force and effect.

C. Applicable Law. This Amendment shall be construed in accordance with and governed by the laws of the State of Delaware, without regard to principles of conflicts of law.

D. Severability. Each provision of this Amendment shall be considered severable and if for any reason any provision or provisions herein are determined to be invalid, unenforceable or illegal under any existing or future law, such invalidity, unenforceability or illegality shall not impair the operation of or affect those portions of this Amendment that are valid, enforceable and legal.

[Signatures on following page.]

IN WITNESS WHEREOF, this Amendment has been executed as of the date first written above.

GENERAL PARTNER:

WPZ GP LLC (f/k/a Access Midstream Partners GP, L.L.C.)

By:	/s/ Donald R. Chappel
Name:	Donald R. Chappel
Title:	Chief Financial Officer

[Signature Page to Amendment No. 4 to First Amended and Restated Agreement of Limited Partnership of Access Midstream Partners, L.P. (7.6)]